Exhibit 99.1

CONTACTS:
Tim Perrott	Danny Jovic
Investor Relations	Media Relations
561-438-4629	561-438-1594
Tim.Perrott@officedepot.com	Danny.Jovic@officedepot.com

The ODP Corporation Announces Fourth Quarter and Full Year 2022 Results

Delivered Full-Year 2022 Results Consistent with Previously Issued Guidance Range

Fourth Quarter Revenue of $2.1 Billion with GAAP EPS of $0.76; Adjusted EPS of $0.85; GAAP Operating Income of $55 Million; Net Income of $36 Million; Adjusted EBITDA of $89 Million in the Fourth Quarter of 2022

Repurchased $197 Million of Shares in the Fourth Quarter of 2022; Over $266 Million in Share Repurchases for Full-Year 2022

Provides 2023 Guidance

Boca Raton, Fla., March 1, 2023 — The ODP Corporation (“ODP,” or the “Company”) (NASDAQ:ODP), a leading provider of business services, products and digital workplace technology solutions to businesses and consumers today announced results for the fourth quarter and full year ended December 31, 2022.

Consolidated (in millions, except per share amounts)	4Q22	4Q21	FY22	FY21
Selected GAAP and Non-GAAP measures:
Sales	$2,106	$2,042	$8,491	$8,465
Sales change from prior year period	3%		0%
Operating income	$55	$31	$243	$234
Adjusted operating income (1)	$58	$47	$296	$305
Net income from continuing operations	$36	$32	$178	$187
Diluted earnings per share from continuing operations	$0.76	$0.61	$3.61	$3.42
Adjusted net income from continuing operations (1)	$40	$37	$216	$234
Adjusted earnings per share from continuing operations (most dilutive) (1)	$0.85	$0.71	$4.40	$4.28
Adjusted EBITDA (1)	$89	$87	$437	$465
Operating Cash Flow from continuing operations	$158	$88	$237	$344
Free Cash Flow (2)	$127	$62	$138	$271
Adjusted Free Cash Flow (3)	$147	$80	$201	$328

Fourth Quarter 2022 Summary(1)(3)

•

Total reported sales of $2.1 billion, up 3% versus the prior year, primarily as a result of higher sales in our B2B distribution division, ODP Business Solutions, offsetting lower sales in our consumer division, Office Depot. Office Depot sales were lower partially driven by 58 fewer retail locations in service compared to the prior year as a result of planned store closures and lower traffic. Consolidated sales results include the favorable impact related to the 53rd week in fourth quarter of 2022 of $128 million

•

GAAP operating income of $55 million and net income from continuing operations of $36 million, or $0.76 per diluted share, versus $31 million and $32 million, or $0.61 per diluted share, respectively in the prior year. Operating income results include the favorable impact related to the 53rd week in fourth quarter of 2022 of $20 million

•	Adjusted operating income of $58 million, compared to $47 million in the fourth quarter of 2021; adjusted EBITDA of $89 million, compared to $87 million in the fourth quarter of 2021
•	Adjusted net income from continuing operations of $40 million, or adjusted diluted earnings per share from continuing operations of $0.85, versus $37 million or $0.71, respectively in the prior year

•	Operating cash flow from continuing operations of $158 million and adjusted free cash flow of $147 million, versus $88 million and $80 million, respectively in the prior year
•	$1.3 billion of total available liquidity including $403 million in cash and cash equivalents at quarter end

Full Year 2022 Summary

•	Total reported sales of $8.5 billion, flat versus the prior year. Consolidated sales results include the favorable impact related to the 53rd week in 2022 of $128 million
•

GAAP operating income of $243 million and net income from continuing operations of $178 million, or $3.61 per diluted share, versus $234 million and net income from continuing operations of $187 million, or $3.42 per diluted share, respectively in the prior year. Operating income results include the favorable impact related to the 53rd week in 2022 of $20 million

•	Adjusted operating income of $296 million, compared to $305 million in 2021; adjusted EBITDA of $437 million, compared to $465 million in 2021
•	Adjusted net income from continuing operations of $216 million, or adjusted diluted earnings per share from continuing operations of $4.40, versus $234 million or $4.28, respectively in the prior year
•	Operating cash flow from continuing operations of $237 million and adjusted free cash flow of $201 million, versus $344 million and $328 million, respectively in the prior year

“Our performance in the quarter reflected our continued disciplined financial and operational focus during a challenging macroeconomic environment, which is a testament to the commitment of our team across each of our businesses. I couldn't be more proud of our team members, who go out every day and show what makes The ODP Corporation so remarkable," said Gerry Smith, chief executive officer for The ODP Corporation. “We navigated a very complicated year, delivering solid performance with full year results consistent with our guidance, despite the ongoing macroeconomic environment burdened by high inflation and slower GDP growth. We’ve remained true to our low-cost business model and we’re executing along the path we set during our investor day meeting. We’ve also remained committed to enhancing shareholder value, announcing our $1 billion share repurchase program through 2025 and repurchasing over $266 million of our stock in 2022. Included in the yearly total, we repurchased $197 million during the fourth quarter, most of which was bought back post our investor day meeting and under our new share repurchase program.”

“We remain excited about our re-aligned four business unit structure, unlocking the potential of our business and providing greater transparency and more opportunities for long-term growth. We’re encouraged about the progress we are making at Veyer, our supply chain and logistics division, as it begins to build its pipeline of new business, and at Varis, as it continues to refine its capabilities and adds new customers and suppliers to its recently launched B2B digital platform,” Smith continued.

“Moving forward in 2023, we remain cautiously optimistic about the year ahead as we continue to navigate the increasingly challenging macroeconomic environment and its effect across all industries. That said, we remain in a position of strength, with a strong balance sheet, diverse routes to market, and continued low-cost business model mindset. As we move through the year, we will prudently allocate capital and drive our four-business unit model, remaining focused on delivering strong shareholder returns,” Smith concluded.

Consolidated Results

Reported (GAAP) Results

Total reported sales for the fourth quarter of 2022 were $2.1 billion, an increase of 3% compared with the fourth quarter of 2021. The Company’s ODP Business Solutions Division drove strong top-line revenue growth as more businesses returned to the office and as the division continued to execute upon its growth strategy. This was offset by lower sales at its Office Depot Division, largely due to 58 planned store closures and lower omni-channel traffic. The Company drove strong sales across most major product categories in its ODP Business Solutions Division and continued strong omni-channel sales in its Office Depot Division. Additionally, Veyer, the Company’s logistics division provided strong support for the ODP Business Solutions and Office

Depot Divisions, as well as other third-party customers, and worked to help mitigate the ongoing supply chain, sourcing and cost challenges that remain persistent across most industries. Fourth quarter and full-year sales benefited from the impact of a 53rd week in 2022 of approximately $128 million.

The Company reported operating income of $55 million in the fourth quarter of 2022, up compared to operating income of $31 million in the prior year period. Fourth quarter operating income results include the favorable impact related to the 53rd week in 2022 of $20 million. Operating results in the fourth quarter of 2022 included $3 million of charges consisting of $6 million associated with non-cash asset impairment charges primarily related to the operating lease right-of-use (ROU) assets associated with the Company’s retail store locations, $8 million of other operating costs associated with re-alignment activities and restructuring costs, offset by credits of $11 million related to restructuring activities. Net income from continuing operations was $36 million, or $0.76 per diluted share in the fourth quarter of 2022, up from $32 million, or $0.61 per diluted share in the fourth quarter of 2021.

Adjusted (non-GAAP) Results(1)

Adjusted results for the fourth quarter of 2022 exclude charges and credits totaling $3 million as described above and the tax impacts associated with the above items.

•

Fourth quarter of 2022 adjusted EBITDA was $89 million compared to $87 million in the prior year period. This included adjusted depreciation and amortization(4) of $31 million and $35 million in the fourth quarters of 2022 and 2021, respectively

•	Fourth quarter 2022 adjusted operating income was $58 million compared to $47 million in the fourth quarter of 2021
•	Fourth quarter 2022 adjusted net income from continuing operations was $40 million, or $0.85 per diluted share, compared to $37 million, or $0.71 per diluted share, in the fourth quarter of 2021

Division Results

ODP Business Solutions Division

•

Reported sales were $1.0 billion in the fourth quarter of 2022, up 10% compared to the same period last year, as more business customers continued to return to the workplace, helping to drive strong sales in core and adjacency products. Sales results included the favorable impact of $58 million, or 1%, related to the 53rd week in 2022

•	Stronger sales across core supply categories, cleaning and breakroom, furniture, and copy and print
•	Adjacency category sales including cleaning and breakroom, furniture, technology, and copy and print were 44% of total ODP Business Solutions’ sales, flat year-over-year
•

Operating income was $37 million in the fourth quarter of 2022, up 109% over the same period last year, or up approximately 180 basis points as a percentage of sales. Operating income results included the favorable impact of $5 million related to the 53rd week in 2022

Office Depot Division

•

Reported sales were $1.1 billion in the fourth quarter of 2022, down 3% compared to the prior year period partially due to 58 fewer retail outlets compared to the prior year associated with planned store closures, as well as lower demand relative to last year in certain product categories. The Company closed 29 retail stores in the quarter and had 980 stores at quarter end. Sales results included the favorable impact of $70 million related to the 53rd week in 2022

•

Store traffic and demand relative to last year was negatively impacted by the recovery from the pandemic as a greater percentage of customers returned to the office. This was partially offset by increases in sales through its buy online, pick-up in store (BOPIS) offering on a same store basis

•

Operating income was $57 million in the fourth quarter of 2022, down 3% over the same period last year. As a percentage of sales, operating income was 5%, flat as a percentage of sales compared to the same period last year. This result was primarily driven by lower sales and higher supply chain costs and impacts related to inflation. Operating income results included the favorable impact of $15 million related to the 53rd week in 2022

Veyer Division

•

Veyer is a supply chain, distribution, procurement and global sourcing operation. Veyer procures and distributes products for both Office Depot, LLC and ODP Business Solutions, LLC, as well as third-party customers

•	Veyer drove strong support for its internal customers, ODP Business Solutions and Office Depot, as well as provided services for third-party customers
•	Veyer generated sales of $1.5 billion, predominately supporting the purchasing and supply chain operations of ODP Business Solutions and Office Depot
•

Veyer’s internal sales of product are made at a price that includes a service fee to the cost of product we source from third-party vendors. Internal sales of services represent supply chain and logistics support services, which include warehousing, shipping and handling, and returns

•	Operating income was $4 million in the fourth quarter of 2022, down from $7 million in the prior year period due to lower product volume from internal customers and lower product flow through rate

Varis Division

•

Varis is a tech-enabled B2B indirect procurement marketplace, which provides a better way for buyers and suppliers to transact through the platform’s consumer-like buying experience, advanced spend management tools, network of suppliers, and technology

•

Varis generated revenues in the quarter of $2 million and an operating loss of $18 million as the business continues to add new capabilities, customers, and relationships, and incurred costs related to launching the platform during the fourth quarter

Share Repurchases

During the fourth quarter of 2022, the Company announced that its Board of Directors has unanimously approved a new $1 billion share repurchase authorization, available through year-end 2025, replacing its prior $600 million authorization. This new authorization is expected to be completed by year-end 2025. The number of shares to be repurchased and the timing of such transactions will depend on a variety of factors, including market conditions, regulatory requirements, and other corporate considerations. The new authorization could be suspended or discontinued at any time as determined by management.

For full year 2022, the Company repurchased 6.4 million shares for $266 million, which included the repurchase of over 4.5 million shares for approximately $197 million in the fourth quarter, most of which was executed since its investor day meeting under its new share repurchase program.

Balance Sheet and Cash Flow

As of December 31, 2022, ODP had total available liquidity of approximately $1.3 billion, consisting of $403 million in cash and cash equivalents and $856 million of available credit under the Third Amended Credit Agreement. Total debt was $188 million.

For the fourth quarter of 2022, cash provided by operating activities from continuing operations was $158 million, which included $20 million in restructuring and other spend, compared to cash provided by operating activities of continuing operations of $88 million in the fourth quarter of the prior year, which included $18 million in restructuring and other spend. The year-over-year change in operating cash flow largely related to changes in working capital.

Capital expenditures in the fourth quarter of 2022 were $31 million versus $26 million in the prior year period, reflecting continuing growth investments in the Company’s digital transformation, distribution network, and eCommerce capabilities. The cash charges associated with the Company’s Maximize B2B Restructuring, and the previously planned separation of the consumer business and re-alignment in the quarter were $3 million and $17 million, respectively. Accordingly, operating cash flow from continuing operations was $158 million in the fourth quarter of 2022, an increase compared to $88 million in the prior year period, and Adjusted Free Cash Flow(3) was $147 million in the fourth quarter of 2022, a significant increase compared to $80 million in the prior year period.

“We delivered $147 million in adjusted free cash flow in the fourth quarter and over $300 million in the second half of 2022, a significant improvement over the first half of the year, where adjusted free cash flow was a usage of over $100 million as we addressed higher supply chain costs and overall inflation,” said Anthony Scaglione, executive vice president and chief financial officer of The ODP Corporation. “As we navigated the second half of the year, the strategies we implemented to manage inventory levels, balance price and promotions, and drive cash conversion led to our strong performance across all key metrics,” he added.

2023 Expectations

“We’re enthusiastic about the numerous opportunities to pursue long-term profitable growth and we remain focused on prudently deploying capital to maximize shareholder value,” said Smith. “When combining this focus with our long-term strategy, we’re creating a compelling value proposition for all of our stakeholders. As we head into 2023, we remain cautiously optimistic regarding the evolving macroeconomic conditions, and we will remain laser focused on executing upon our four business unit strategy and continuing our commitment to our low-cost model approach.”

“While we saw some consumer weakness during the fourth quarter and continue to see near-term challenges ahead, we ended the year generally in-line with targeted inventory levels, and with our low-cost model, we are issuing in the following guidance range for fiscal 2023,” said Scaglione.

The Company’s full year guidance for 2023 included in this release includes non-GAAP measures, such as adjusted EBITDA, Adjusted Operating Income, Adjusted Earnings per Share and Adjusted Free Cash Flow. These measures exclude charges or credits not indicative of core operations, which may include but not be limited to merger integration expenses, restructuring charges, acquisition-related costs, executive transition costs, asset impairments and other significant items that currently cannot be predicted without unreasonable efforts. The exact amount of these charges or credits are not currently determinable but may be significant. Accordingly, the Company is unable to provide equivalent GAAP measures or reconciliations from GAAP to non-GAAP for these financial measures.

The Company’s full year guidance for 2023 is as follows:

FY 2023 Guidance
Sales	$8.0 - $8.4 billion
Adjusted EBITDA(1)	$400 - $430 million
Adjusted Operating Income(1)	$270 - $300 million
Adjusted Earnings per Share(1)(*)	$4.50 - $5.10 per share
Adjusted Free Cash Flow (3)	$200 - $230 million
Capital Expenditures	$100 - $120 million

*Adjusted Earnings per Share (EPS) guidance for 2023 excludes potential discrete (tax) items that may affect quarter to quarter fluctuations and includes expected impact from share repurchases

“While our guidance assumes incremental improvement in overall economic trends throughout 2023, we continue to remain cautious on the state of the overall economy and macroeconomic conditions that could further impact consumers and small businesses,” Scaglione added.

The ODP Corporation will webcast a call with financial analysts and investors on March 1, 2023, at 9:00 am Eastern Time, which will be accessible to the media and the general public. To listen to the conference call via webcast, please visit The ODP Corporation’s Investor Relations website at investor.theodpcorp.com. A replay of the webcast will be available approximately two hours following the event.

Additionally, the Company will be hosting a demonstration of the Varis platform at Nasdaq in New York City on Thursday, March 2, 2023, at 1:00 pm ET. The event will include a demonstration of the platform and a brief presentation by the Varis team, led by Prentis Wilson. A live webcast of the event will be available on the Company’s Investor Relations website at investor.theodpcorp.com.

(1)

As presented throughout this release, adjusted results represent non-GAAP financial measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, and asset impairments. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

(2)

As used in this release, Free Cash Flow is defined as cash flows from operating activities less capital expenditures. Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

(3)

As used in this release, Adjusted Free Cash Flow is defined as Free Cash Flow excluding cash charges associated with the Company’s Maximize B2B Restructuring, the Business Acceleration Program, and expenses incurred in connection with our previously planned separation of the consumer business. Adjusted Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

(4)

Adjusted depreciation and amortization each represents a non-GAAP financial measure and excludes accelerated depreciation caused by updating the salvage value and shortening the useful life of depreciable fixed assets to coincide with planned store closures under an approved restructuring plan, but only if impairment is not present. Accelerated depreciation charges are restructuring expenses. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

About The ODP Corporation

The ODP Corporation (NASDAQ:ODP) is a leading provider of products and services through an integrated business-to-business (B2B) distribution platform and omni-channel presence, which includes world-class supply chain and distribution operations, dedicated sales professionals, online presence, and a network of Office Depot and OfficeMax retail stores. Through its operating companies Office Depot, LLC; ODP Business Solutions, LLC; Veyer, LLC; and Varis, LLC, The ODP Corporation empowers every business, professional, and consumer to achieve more every day. For more information, visit theodpcorp.com.

ODP and ODP Business Solutions are trademarks of ODP Business Solutions, LLC. Office Depot is a trademark of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. Veyer is a trademark of Veyer, LLC. Varis is a trademark of Varis, LLC. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2022 Office Depot, LLC. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations, cash flow or financial condition, the potential impacts on our business due to the unknown severity and duration of the COVID-19 pandemic, or state other information relating to, among other things, the Company, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “expectations”, “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of the Company’s control. There can be no assurances that the Company will realize these expectations or that these beliefs will prove correct, and therefore investors and stakeholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, highly competitive office products market and failure to differentiate the Company from other office supply resellers or respond to decline in general office supplies sales or to shifting consumer demands; competitive pressures on the Company’s sales and pricing; the risk that the Company is unable to transform the business into a service-driven, B2B platform that such a strategy will not result in the benefits anticipated; the risk that the Company will not be able to achieve the expected benefits of its strategic plans, including its strategic shift to maintain all of its businesses under common ownership; the risk that the Company may not be able to realize the anticipated benefits of acquisitions due to unforeseen liabilities, future capital expenditures, expenses, indebtedness and the unanticipated loss of key customers or the inability to achieve expected revenues, synergies, cost savings or financial performance; the risk that the Company is unable to successfully maintain a relevant omni-channel experience for its customers; the risk that the Company is unable to execute the Maximize B2B Restructuring Plan successfully or that such plan will not result in the benefits anticipated; failure to effectively manage the Company’s real estate portfolio; loss of business with government entities, purchasing consortiums, and sole- or limited- source distribution arrangements; failure to attract and retain qualified personnel, including employees in stores, service centers, distribution centers, field and corporate offices and executive management, and the inability to keep supply of skills and resources in balance with customer demand; failure to execute effective advertising efforts and maintain the Company’s reputation and brand at a high level; disruptions in computer systems, including delivery of technology services; breach of information technology systems affecting reputation, business partner and customer relationships and operations and resulting in high costs and lost revenue; unanticipated downturns in business relationships with customers or terms with the suppliers, third-party vendors and business partners; disruption of global sourcing activities, evolving foreign trade policy (including tariffs imposed on certain foreign made goods); exclusive Office Depot branded products are subject to additional product, supply chain and legal risks; product safety and quality concerns of manufacturers’ branded products and services and Office Depot private branded products; covenants in the credit facility; general disruption in the credit markets; incurrence of significant impairment charges; retained responsibility for liabilities of acquired companies; fluctuation in quarterly operating results due to seasonality of the Company’s business; changes in tax laws in jurisdictions where the Company operates; increases in wage and benefit costs and changes in labor regulations; changes in the regulatory environment, legal compliance risks and violations of the U.S. Foreign Corrupt Practices Act and other worldwide anti-bribery laws; volatility in the Company’s common stock price; changes in or the elimination of the payment of cash dividends on Company common stock; macroeconomic conditions such as future declines in business or consumer spending; increases in fuel and other commodity prices and the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; catastrophic events, including the impact of weather events on the Company’s business; the discouragement of lawsuits by shareholders against the Company and its directors and officers as a result of the exclusive forum selection of the Court of Chancery, the federal district court for the District of Delaware or other Delaware state courts by the Company as the sole and exclusive forum for such lawsuits; and the impact of the COVID-19 pandemic on the Company’s business. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties described in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission. The Company does not assume any obligation to update or revise any forward-looking statements.

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	December 31,	December 25,	December 31,	December 25,
	2022	2021	2022	2021
Sales	$2,106	$2,042	$8,491	$8,465
Cost of goods sold and occupancy costs	1,660	1,610	6,643	6,602
Gross profit	446	432	1,848	1,863
Selling, general and administrative expenses	388	385	1,552	1,558
Asset impairments	6	2	14	20
Merger, restructuring and other operating expenses, net	(3)	14	39	51
Operating income	55	31	243	234
Other income (expense):
Interest income	2	—	5	1
Interest expense	(5)	(7)	(16)	(28)
Other income, net	—	5	10	24
Income from continuing operations before income taxes	52	29	242	231
Income tax expense (benefit)	16	(3)	64	44
Net income from continuing operations	36	32	178	187
Discontinued operations, net of tax	(19)	(306)	(12)	(395)
Net income (loss)	$17	$(274)	$166	$(208)
Basic earnings (loss) per share
Continuing operations	$0.79	$0.63	$3.73	$3.54
Discontinued operations	(0.41)	(6.07)	(0.25)	(7.47)
Net basic earnings (loss) per share	$0.38	$(5.44)	$3.48	$(3.93)
Diluted earnings (loss) per share
Continuing operations	$0.76	$0.61	$3.61	$3.42
Discontinued operations	(0.40)	(5.87)	(0.24)	(7.21)
Net diluted earnings (loss) per share	$0.36	$(5.26)	$3.37	$(3.79)

THE ODP CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions, except shares and par value)

	December 31,	December 25,
	2022	2021

ASSETS
Current assets:
Cash and cash equivalents	$403	$514
Receivables, net	536	495
Inventories	828	859
Prepaid expenses and other current assets	36	52
Current assets held for sale	107	469
Total current assets	1,910	2,389
Property and equipment, net	352	477
Operating lease right-of-use assets	874	936
Goodwill	464	464
Other intangible assets, net	46	54
Deferred income taxes	182	219
Other assets	321	326
Noncurrent assets held for sale	—	—
Total assets	$4,149	$4,865
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$821	$950
Accrued expenses and other current liabilities	1,005	994
Income taxes payable	17	11
Short-term borrowings and current maturities of long-term debt	16	20
Current liabilities held for sale	—	290
Total current liabilities	1,859	2,265
Deferred income taxes and other long-term liabilities	122	159
Pension and postretirement obligations, net	16	22
Long-term debt, net of current maturities	172	228
Operating lease liabilities	693	753
Noncurrent liabilities held for sale	—	—
Total liabilities	2,862	3,427
Commitments and contingencies
Stockholders’ equity:
Common stock — authorized 80,000,000 shares of $0.01 par value; issued shares — 65,636,015 at December 31, 2022 and 64,704,979 at December 25, 2021; outstanding shares — 42,213,046 at December 31, 2022 and 48,455,951 at December 25, 2021	1	1
Additional paid-in capital	2,742	2,692
Accumulated other comprehensive loss	(77)	(6)
Accumulated deficit	(451)	(617)
Treasury stock, at cost — 23,422,969 shares at December 31, 2022 and 16,249,028 shares at December 25, 2021	(928)	(632)
Total stockholders’ equity	1,287	1,438
Total liabilities and stockholders’ equity	$4,149	$4,865

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	53 Weeks Ended	52 Weeks Ended
	December 31,	December 25,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$166	$(208)
Loss from discontinued operations, net of tax	(12)	(395)
Net income from continuing operations	178	187
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	131	146
Amortization of debt discount and issuance costs	2	2
Charges for losses on receivables and inventories	19	22
Asset impairments	14	20
Gain on disposition of assets, net	(4)	(5)
Compensation expense for share-based payments	40	38
Deferred income taxes and deferred tax asset valuation allowances	40	(6)
Changes in assets and liabilities:	—	—
Increase in receivables	(42)	(61)
Decrease in inventories	13	35
Net decrease in prepaid expenses, operating lease right-of-use assets, and other assets	282	281
Net increase in trade accounts payable, accrued expenses, operating lease liabilities, and other current and other long-term liabilities	(436)	(312)
Other operating activities	—	(3)
Total Adjustments	59	157
Net cash provided by operating activities of continuing operations	237	344
Net cash provided by operating activities of discontinued operations	—	2
Net cash provided by operating activities	237	346
Cash flows from investing activities:
Capital expenditures	(99)	(73)
Businesses acquired, net of cash acquired	—	(29)
Proceeds from disposition of assets	8	5
Settlement of company-owned life insurance policies	5	22
Net cash used in investing activities of continuing operations	(86)	(75)
Net cash provided by (used in) investing activities of discontinued operations	76	(4)
Net cash used in investing activities	(10)	(79)
Cash flows from financing activities:
Net payments on long and short-term borrowings	(21)	(25)
Debt retirement	(43)	(100)
Share purchases for taxes, net of proceeds from employee share-based transactions	(20)	(26)
Repurchase of common stock for treasury and advance payment for accelerated share repurchase	(266)	(307)
Other financing activities	(5)	(1)
Net cash used in financing activities of continuing operations	(355)	(459)
Net cash provided by (used in) financing activities of discontinued operations	—	—
Net cash used in financing activities	(355)	(459)
Effect of exchange rate changes on cash and cash equivalents	(5)	—
Net decrease in cash, cash equivalents and restricted cash	(133)	(192)
Cash, cash equivalents and restricted cash at beginning of period	537	729
Cash, cash equivalents and restricted cash at end of period	404	537
Less: cash and cash equivalents of discontinued operations	—	(23)
Cash, cash equivalents and restricted cash at end of period – continuing operations	$404	$514
Supplemental information on operating, investing, and financing activities
Right-of-use assets obtained in exchange for new finance lease liabilities	4	3
Right-of-use assets obtained in exchange for new operating lease liabilities	228	127
Cash taxes paid, net	17	43
Cash interest paid, net of amounts capitalized and Timber notes/Non-recourse debt	16	25
Other current and noncurrent receivables obtained from disposition of discontinued operations	9	—
Promissory note receivable obtained from disposition of discontinued operations	55	—
Earn-out receivable obtained from disposition of discontinued operations	9	—
Transfer from additional paid-in capital to treasury stock for final settlement of the accelerated share repurchase agreement	29	—
Business acquired in exchange for common stock issuance	—	35

THE ODP CORPORATION

BUSINESS UNIT PERFORMANCE

(In millions)

(Unaudited)

ODP Business Solutions Division	4Q22	4Q21	FY22	FY21
Sales (external)	$1,001	$905	$4,005	$3,602
Sales (internal)	$4	$5	$19	$24
% change of total sales	10%		11%
Division operating income	$37	$18	$140	$72
% of total sales	4%	2%	3%	2%

Office Depot Division	4Q22	4Q21	FY22	FY21
Sales (external)	$1,093	$1,131	$4,451	$4,830
Sales (internal)	$11	$8	$36	$34
% change of total sales	(3)%		(8)%
Division operating income	$57	$59	$285	$326
% of total sales	5%	5%	6%	7%

Veyer Division	4Q22	4Q21	FY22	FY21
Sales (external)	$10	$4	$28	$28
Sales (internal)	$1,440	$1,470	$5,855	$5,963
% change of total sales	(2)%		(2)%
Division operating income	$4	$7	$28	$30
% of total sales	0%	0%	0%	1%

Varis Division	4Q22	4Q21	FY22	FY21
Sales (external)	$2	$2	$7	$5
Sales (internal)	$0	$0	$0	$0
% change of total sales	0%		40%
Division operating income	$(18)	$(13)	$(66)	$(34)
% of total sales	(900)%	(650)%	(943)%	(680)%

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not related to our core operations (“non-GAAP”). Management believes that the presentation of these non-GAAP financial measures enhances the ability of its investors to analyze trends in its business and provides a means to compare periods that may be affected by various items that might obscure trends or developments in its business. Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. Non-GAAP measures help to evaluate programs and activities that are intended to attract and satisfy customers, separate from expenses and credits directly associated with Merger, restructuring, and certain similar items. Certain non-GAAP measures are also used for short and long-term incentive programs.

Our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures, but only to clarify some information and assist the reader. We have included reconciliations of this information to the most comparable GAAP measures in the tables included within this material.

Free cash flow is a non-GAAP measure, which we define as cash flows from operating activities less capital expenditures. We believe that free cash flow is an important indicator that provides additional perspective on our ability to generate cash to fund our strategy and expand our distribution network. Adjusted free cash flow is also a non-GAAP measure, which we define as free cash flow excluding cash charges associated with the Company’s Maximize B2B Restructuring, the Business Acceleration Program, and the previously planned separation of the consumer business and re-alignment.

(In millions, except per share amounts)

Q4 2022	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$6	0.3%	$6	$—		—%
Merger, restructuring and other operating expenses, net	$(3)	(0.1)%	$(3)	$—		—%
Operating income	$55	2.6%	$(3)	$58	(5)	2.8%
Income tax expense	$16	0.8%	$1	$15	(7)	0.7%
Net income from continuing operations	$36	1.7%	$(4)	$40	(8)	1.9%
Earnings per share from continuing operations (most dilutive)	$0.76		$(0.09)	$0.85	(8)
Depreciation and amortization	$31	1.5%	$—	$31	(9)	1.5%

Q4 2021	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$2	0.1%	$2	$—		—%
Merger, restructuring and other operating expenses, net	$14	0.7%	$14	$—		—%
Operating income	$31	1.5%	$(16)	$47	(5)	2.3%
Income tax expense (benefit)	$(3)	(0.1)%	$(11)	$8	(7)	0.4%
Net income from continuing operations	$32	1.6%	$(5)	$37	(8)	1.8%
Earnings per share from continuing operations (most dilutive)	$0.61		$(0.10)	$0.71	(8)
Depreciation and amortization	$36	1.8%	$1	$35	(9)	1.7%

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

2022	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$14	0.2%	$14	$—		—%
Merger, restructuring and other operating expenses, net	$39	0.5%	$39	$—		—%
Operating income	$243	2.9%	$(53)	$296	(5)	3.5%
Income tax expense	$64	0.8%	$(15)	$79	(7)	0.9%
Net income from continuing operations	$178	2.1%	$(38)	$216	(8)	2.5%
Earnings per share from continuing operations (most dilutive)	$3.61		$(0.79)	$4.40	(8)
Depreciation and amortization	$131	1.5%	$—	$131	(9)	1.5%

2021	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$20	0.2%	$20	$—		—%
Merger, restructuring and other operating expenses, net	$51	0.6%	$51	$—		—%
Operating income	$234	2.8%	$(71)	$305	(5)	3.6%
Other income, net	$24	0.3%	$7	$17	(6)	0.2%
Income tax expense	$44	0.5%	$(17)	$61	(7)	0.7%
Net income from continuing operations	$187	2.2%	$(47)	$234	(8)	2.8%
Earnings per share from continuing operations (most dilutive)	$3.42		$(0.86)	$4.28	(8)
Depreciation and amortization	$146	1.7%	$3	$143	(9)	1.7%

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	December 31,	December 25,	December 31,	December 25,
Adjusted EBITDA:	2022	2021	2022	2021
Net income (loss)	$17	$(274)	$166	$(208)
Discontinued operations, net of tax	(19)	(306)	(12)	(395)
Net income from continuing operations	36	32	178	187
Income tax expense (benefit)	16	(3)	64	44
Income from continuing operations before income taxes	52	29	242	231
Add (subtract)
Interest income	(2)	—	(5)	(1)
Interest expense	5	7	16	28
Adjusted depreciation and amortization (9)	31	35	131	143
Charges and credits, pretax (10)	3	16	53	64
Adjusted EBITDA	$89	$87	$437	$465

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

(5)	Adjusted operating income for all periods presented herein exclude merger, restructuring and other operating expenses, net, and asset impairments (if any).
(6)	Adjusted other income, net for year to date 2021 excludes credits for the release of certain liabilities of our former European Business of $7 million.
(7)	Adjusted income tax expense for all periods presented herein exclude the tax effect of the charges or credits not indicative of core operations as described in the preceding notes.
(8)

Adjusted net income from continuing operations and adjusted earnings per share from continuing operations (most dilutive) for all periods presented exclude merger, restructuring and other operating expenses, net, asset impairments (if any), European Business liabilities release (if any), and exclude the tax effect of the charges or credits not indicative of core operations.

(9)

Adjusted depreciation and amortization for all periods presented herein exclude accelerated depreciation caused by updating the salvage value and shortening the useful life of depreciable fixed assets to coincide with the planned store closures under an approved restructuring plan, but only if impairment is not present. Accelerated depreciation charges are restructuring expenses and included in the Charges and credits, pretax line item.

(10)	Charges and credits, pretax for all periods presented include merger, restructuring and other operating expenses, net, asset impairments (if any), and European Business liabilities release (if any).

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	December 31,	December 25,	December 31,	December 25,
Free cash flow	2022	2021	2022	2021
Net cash provided by operating activities of continuing operations	$158	$88	$237	$344
Capital expenditures	(31)	(26)	(99)	(73)
Free cash flow	127	62	138	271
Adjustments for certain cash charges:
Maximize B2B Restructuring Plan	3	7	8	24
Business Acceleration Program	—	—	—	3
Previously planned separation of consumer business and re-alignment	17	11	55	30
Adjusted free cash flow	$147	$80	$201	$328

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

THE ODP CORPORATION

Store Statistics

(Unaudited)

	Q4	Full Year	Q4
	2022	2022	2021
Office Depot Division:
Stores opened	—	—	—
Stores closed	29	58	46
Total retail stores (U.S.)	980	—	1,038
Total square footage (in millions)	21.6	—	22.9
Average square footage per store (in thousands)	22.1	—	22.0